Exhibit 4.5

Voting Proxy Agreement

This Voting Proxy Agreement (this “Agreement”) is entered into by and among the following parties in Beijing, China on [Execution Date]:

Party A: Shanghai Qiyue Information & Technology Co., Ltd., a wholly foreign-owned enterprise established and existing under the laws of China, with its address at Room 1109, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai.

Party B: [Name of Shareholder of VIE], a limited liability company established and existing under the laws of China, with its address at [Address of Shareholder of VIE].

Party C: [Name of VIE], a limited liability company established and existing under the laws of China, with its address at [Address of VIE].

WHEREAS:

1.	Party B is the current shareholder of Party C, and as of the date of this Agreement, it holds all of Party C’s equity (“Party C’s Equity”);

2.

The Parties hereto concluded an Exclusive Option Agreement (“Exclusive Option Agreement”) on [Execution Date], pursuant to which, if Party A requests a purchase based on its independent judgment, (a) Party B shall transfer all or part of the Party C’s Equity held by it to Party A and/or any other entity or individual designated by Party A as per the request; (b) Party C shall transfer all or part of its assets to Party A and/or any other entity or individual designated by Party A as per the request, both to the extent permitted by Chinese Laws and after relevant conditions are met;

3.

The Parties hereto concluded an Equity Interest Pledge Agreement (the “Equity Interest Pledge Agreement”) on [Execution Date], pursuant to which Party B shall pledge all of the Party C’s Equity held by it to Party A to provide guarantee for the contractual obligations and guaranteed debts specified therein;

4.

Party A and Party C concluded an Exclusive Business Cooperation Agreement (“Business Cooperation Agreement”) on [Execution Date], pursuant to which Party A shall provide relevant exclusive technical services, technical consulting and other services to Party C;

5.	The Parties hereto concluded a Loan Agreement (“Loan Agreement”) on [Execution Date], pursuant to which Party A shall provide loans to Party B;

6.

The Parties hereto intend to enter into this Agreement on matters related to Party B’s entrustment of its shareholders’ voting rights in Party C to Party A. Party B intends to entrust the individual or entity designated by Party A to exercise the Entrusted Rights (as defined below), while Party A also intends to designate such individual or entity to accept the entrustment.

THEREFORE, the Parties hereby reach an agreement as follows through mutual consultation:

1.	Entrusted Rights

1.1

Party B unconditionally and irrevocably undertakes that it will execute a Power of Attorney (the “Power of Attorney”) in the form and with the content set forth in Annex I hereto after the signing of this Agreement, authorizing Party A or, as per Party A’s instructions, authorizing any director of the direct or indirect overseas parent company of Party A that is designated by Party A, and the liquidator or any other successor acting on behalf of such director (the “Trustee”), to exercise all of the rights that are enjoyed by Party B as a shareholder of Party C under the current articles of association of Party C and applicable laws and regulations, and to exercise the corresponding rights in all major matters of Party C on its behalf. Such rights (“Entrusted Rights”) include, but are not limited to:

1)

proposing, convening and attending the shareholders’ meeting of Party C in accordance with the articles of association of Party C as the proxy of Party B, and executing any and all written resolutions and meeting minutes in the name and on behalf of Party B;

2)

exercising all shareholders’ rights (including but not limited to the voting right, the right to dividends, the right to sell or transfer or pledge or dispose of part or all of Party C’s Equity, and the right to appoint directors) that are enjoyed by Party B under Chinese Laws (including any laws, regulations, rules, notices or other binding documents issued by any central or local legislative, administrative or judicial department in Chinese Mainland before or after the signing of this Agreement, collectively “Chinese Laws”) and the articles of association of Party C (including the articles of association as amended from time to time);

3)

nominating, designating, appointing or replacing Party C’s legal representative, chairman, directors, supervisors, chief executive officer (or general manager) or other senior officer on behalf of Party B in accordance with the articles of association of Party C; filing a lawsuit or take other legal actions against any director, supervisor or senior officer whose acts harm the interests of Party C or its shareholder;

4)	executing documents (including minutes of shareholders’ meetings) and submitting filing documents to relevant industrial and commercial administrative authority and other government authorities;

5)	exercising the voting rights on behalf of the registered shareholder of Party C in the event of Party C’s bankruptcy, liquidation, dissolution or termination;

6)	enjoying the the right to distribute the remaining assets of Party C after Party C’s bankruptcy, liquidation, dissolution or termination;

7)	deciding on the submission and registration of documents related to Party C to government authorities;

8)

exercising the shareholder’s rights to dispose of Party C’s assets in accordance with the law, including but not limited to the rights to manage its assets business, access its income and acquire its assets; and

9)	supervising Party C’s business performance, approving Party C’s annual budget or dividend declaration, and consulting Party C’s financial information at any time.

1.2

Party B hereby undertakes and warrants that its authorization under Article 1.1 hereof will not cause any actual or potential conflict of interest between Party B and Party A and/or the Trustee. If there is a potential conflict of interest between Party B, Party C and Party A (or Party A’s direct or indirect overseas parent company or Party A’s subsidiaries), Party B will give priority to protecting and not harm the interests of Party A or Party A’s direct or indirect overseas parent company. Party B shall not execute any document or make any commitment that has a conflict of interest with any agreement or other legal documents that is executed and being performed by Party C or Party A and its designated person, nor shall it cause any conflict of interest between Party B and Party A and its shareholders by any act or omission. If such conflict of interest arises (Party A shall have the right to unilaterally decide whether or not such conflict of interest arises), Party B shall take measures to eliminate it as soon as possible with the consent of Party A or its designated person. If Party B refuses to take measures to eliminate the conflict of interest, Party A will have the right to exercise the Options under the Exclusive Option Agreement.

1.3

Party B hereby undertakes that, without prior written consent of Party A, Party B will not directly or indirectly participate in or engage in any business that is or may be competitive with the business of Party A, Party C and its controlled subsidiaries, or hold any interest in or hold any asset of any entity that engages in the business that is or may be competitive with the business of Party A, Party C and its controlled subsidiaries. Party A shall have the right to finally determine whether Party B falls or may fall under the above circumstances.

1.4

Party B hereby undertakes that in the event of Party C’s bankruptcy, liquidation, dissolution, or termination, it will transfer all assets, including Party C’s Equity, obtained by it after Party C’s bankruptcy, liquidation, dissolution or termination to Party A free of charge or at the lowest price permitted by Chinese Laws at the time, or the liquidation team at that time will dispose of all assets, including equity, of Party C for the purpose of protecting the interests of direct or indirect shareholders and/or creditors of Party A.

1.5

Party B agrees that Party A shall have the right to sub-entrust, by itself, any other party to handle the matters specified in Article 1.1 above. The Trustee and/or Party A’s exercise of the Entrusted Rights shall have the effect as if Party B had exercised the shareholder’s rights in person. Party B hereby agrees to authorize and entrust the Entrusted Rights as long as the Trustee is a member of the board of directors of Party A or a Chinese citizen designated by the board of directors of Party A through consultation and meets the requirements of Article 1.3 above. When Party A issues a written notice to Party B requesting to replace the Trustee, Party B shall immediately entrust such other entity or Chinese citizen as designated by Party A at that time to exercise the said Entrusted Rights, and execute a new Power of Attorney in the format and with the content set forth in Annex I thereto. A new Power of Attorney that conforms to the provisions of this Agreement, once issued, will replace the original Power of Attorney. In addition, Party B shall, by sending a notice to relevant person or otherwise making an announcement, further announce or explain that the original Power of Attorney has been invalidated. Except for the above, in no circumstance shall Party B revoke the entrustment and authorization granted to the Trustee and/or Party A.

1.6

Party B hereby acknowledges and accepts any legal consequences and bear corresponding legal liabilities arising from the Trustee’s and/or Party A’s exercise of the Entrusted Rights in accordance with this Agreement.

1.7

All acts of Trustee and/or Party A and all documents executed by Trustee and/or Party A related to Party C’s Equity, and/or the Trustee’s and/or Party A’s exercise of the Entrusted Rights, shall be deemed to be the acts of, executed or exercised by, Party B itself. The Trustee and/or Party A may act on their own will when performing the above acts, without seeking the prior consent of Party B. Nevertheless, after each Party C’s resolution or proposal to convene a shareholders’ meeting of Party C is made, the Trustee and/or Party A shall promptly notify Party B. Party B hereby acknowledges and approves such acts and/or documents performed or executed by the Trustee and/or Party A.

1.8

Party B agrees and acknowledges that, during the term of this Agreement, it shall not take the liberty to exercise the rights related to Party C’s Equity that have been authorized to Party A and/or the Trustee hereunder without prior written consent of Party A.

1.9

In the event of bankruptcy, liquidation or dissolution of Party B or other circumstances that may affect Party B’s exercise of the rights over the Party C’s Equity held by it, the shareholder or transferee holding Party C’s Equity at that time will be deemed to be a party to this Agreement, succeeding/assuming all of Party B’s rights and obligations hereunder.

1.10	Party B has made and executed, and has caused its shareholders (including indirect shareholders and actual equity holders) and directors to make and execute, all arrangements and documents appropriate and necessary to ensure that, in the event of a merger, division, dissolution, liquidation or cancellation of Party B and/or any other circumstance that may affect the Party B’s exercise of right over the Party C’s Equity held by it, its successor, liquidation team, creditors and other persons who may therefore acquire Party C’s Equity or related rights will not affect or hinder the performance of this Agreement. Party B warrants to Party A that it has made and executed, and has caused its shareholders (including indirect shareholders and actual equity holders) and directors to make and execute, all arrangements and documents appropriate and necessary to ensure Party B’s valid existence and Party B’s performance of this Agreement.

1.11

Party B shall obtain prior written consent of Party A in case of any change in Party B’s controlling shareholder or actual controller, and Party A shall not unreasonably withhold such consent if (a) both the changed controlling shareholder or actual controller agree and undertake to cause Party B to continue to perform this Agreement in writing, and (b) such change will not cause this Agreement go against the current Chinese Laws or cause other adverse effects on this Agreement;

1.12

Party B shall obtain prior consent of Party A in case of Party B’s merger, division, dissolution, liquidation, application for bankruptcy or cancellation, and Party A shall not unreasonably withhold such consent if (a) Party B's successor agrees and undertakes to continue to perform this Agreement in writing, and (b) such change will not cause this Agreement go against the current Chinese Laws or cause other adverse effects on this Agreement.

2.	Right to Know

2.1

For the purpose of exercising the Entrusted Rights hereunder, Party A and/or the Trustee shall have the right to know about Party C’s business operations, business, customers, finance, employees and other relevant information and consult Party C’s relevant documents and materials, and Party C shall fully cooperate with respect thereto.

3.	Exercise of the Entrusted Rights

3.1

Party B will provide sufficient assistance to the Trustee and/or Party A in exercising the Entrusted Rights, including timely execution of relevant legal documents when necessary (for instance, for the purpose of meeting the requirements for submitting the documents required by government authorities for approval, registration or filing, or the requirements of laws and regulations, normative documents, articles of association of the company, or other government authorities’ instructions or orders), including but not limited to the resolutions made by the Trustee and/or Party A at the shareholders’ meeting of Party C or a Power of Attorney specifying the specific scope of authorization (if it is so required by relevant laws, regulations, articles of association or other normative documents).

3.2

Party B irrevocably agrees that when Party A requests in writing for the exercise of the Entrusted Rights in accordance with the provisions of this Agreement, Party B shall take action in accordance with the written request within three (3) days to meet Party A’s requirements for the exercise of the Entrusted Rights.

3.3

If at any time during the term of this Agreement, the grant or exercise of the Entrusted Rights hereunder cannot be realized for any reason (except for the breach of contract by Party B or Party C), the Parties shall immediately seek an alternative solution that is closest to the unrealized provisions, and execute a supplementary agreement to make necessary modification or adjustment to the provisions of this Agreement to ensure that the purpose hereof can be achieved.

4.	Exemption and Indemnity

4.1

The Parties acknowledge that Party A shall not be required to assume any liability or make any economic or other compensation to other Parties or any third party for its and/or its designated Trustee’s exercise of the Entrusted Rights hereunder.

4.2

Party B and Party C agree to indemnify and hold Party A harmless from and against all losses incurred or likely to be incurred due to its and/or its designated Trustee’s exercise of the Entrusted Rights, including but not limited to any losses arising from any litigation, recovery, arbitration or claim by any third party or any administrative investigation or punishment by government authorities, except for the loss is caused by the intentional or serious negligence of Party A and/or the Trustee.

5.	Representations and Warranties

5.1	Party B represents and warrants that:

5.1.1	It has full and independent legal status and legal capacity, and has duly authorized to execute, deliver and perform this Agreement, and can independently serve as a subject of litigation.

5.1.2

It has the full right and power to execute and deliver this Agreement and all other documents that it will execute in relation to this Agreement, and it has the full right and power to perform this Agreement. This Agreement has been validly and duly executed and delivered by it, and constitutes a legal and binding obligation on it and is enforceable against it in accordance with its terms.

5.1.3

It is a legitimate shareholder of Party C registered with the industrial and commercial authorities and recorded in the register of shareholders of Party C at the time when this Agreement comes into effect. Except for the rights set forth in this Agreement, the Equity Interest Pledge Agreement and the Exclusive Options Agreement, there are no third-party rights in the Entrusted Rights. According to this Agreement, Party A and/or the Trustee can fully exercise the Entrusted Rights in accordance with the current articles of association of Party C.

5.1.4

Its execution, delivery and performance of this Agreement do not violate the provisions of Chinese Laws and its articles of association/partnership agreement (in case Party B is a legal person), and do not violate any agreement, contract, or other arrangement entered into with any third party that is binding upon it.

5.2	Party A represents and warrants that:

5.2.1

It is a wholly foreign-owned enterprise duly registered and validly existing under the laws of its place of registration with independent corporate capacity. It has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and can independently serve as a subject of litigation.

5.2.2	It has the full corporate right and power to execute, deliver and perform this Agreement and other related documents.

5.3	Party C represents and warrants that:

5.3.1

It is a limited liability company duly registered and validly existing under the laws of its place of registration with independent corporate capacity. It has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and can independently serve as a subject of litigation.

5.3.2	It has the full corporate right and power to execute, deliver and perform this Agreement and other related documents.

5.3.3

Party B is its legitimate shareholder registered with the industrial and commercial authorities and recorded in its register of shareholders at the time when this Agreement comes into effect. Except for the rights set forth in this Agreement, the Equity Interest Pledge Agreement and the Exclusive Option Agreement, there are no third-party rights in the Entrusted Rights. According to this Agreement, Party A and/or the Trustee can fully exercise the Entrusted Rights in accordance with its current articles of association.

5.3.4

Its execution, delivery and performance of this Agreement do not violate the provisions of Chinese Laws or its articles of association, internal rules or other organizational documents, and do not violate any agreement, contract, or other arrangement entered into with any third party that is binding upon it.

6.	Assignment

Party A shall have the right to assign or transfer this Agreement and/or its rights related to this Agreement to any other person or entity at its sole discretion without sending prior notice to, or obtaining prior consent from, Party B or Party C.

7.	Term

7.1

This Agreement shall come into force as of the date of signing and shall be irrevocably and continuously valid, unless Party A gives a written instruction to the contrary or early terminates this Agreement in accordance with Article 8, or this Agreement is terminated in accordance with Article 7.2 hereof. Once Party A notifies Party B in writing of terminating this Agreement in whole or in part or changing the Trustee, Party B will immediately withdraw the entrustment and authorization granted to Party A and the Trustee hereunder, and under the written instruction of Party A, immediately enter into a Power of Attorney in the same format as that set forth in Annex I hereto, and grant the same entrustment and authorization to any other person or entity designated by Party A with the same contents as those set forth herein.

7.2

Once Party A, or its direct or indirect overseas parent company, or any subsidiary directly or indirectly controlled by Party A is permitted by Chinese Laws to directly hold the equity of Party C and lawfully engage in the business of Party C, this Agreement will automatically terminate on the date that Party A or the party designated by Party A is officially registered as the sole shareholder of Party C.

8.	Liability for Breach

8.1

The Parties agree and acknowledge that if any Party (the “Breaching Party”) breaches any provision of this Agreement, or fails to perform or delays in performing any of the obligations hereunder, it will constitute a breach of this Agreement (a “Breach”). In such case, any other Party not in breach (the “Non-Breaching Party”) shall have the right to require the Breaching Party to make rectification or take remedial measures within a reasonable period of time. If the Breaching Party fails to make rectification or take remedial measures within a reasonable period of time or within ten (10) days after any other Party notifies the Breaching Party in writing and requests rectification,

8.1.1

where Party B or Party C is the Breaching Party, the Non-Breaching Party shall have the right to unilaterally terminate this Agreement immediately and require the Breaching Party to compensate for its damages;

8.1.2

where Party A is the Breaching Party, the Non-Breaching Party shall exempt Party A from the liability for compensation, and unless otherwise stipulated by Chinese Laws, under no circumstance shall the Non-Breaching Party have the right to terminate or rescind this Agreement.

8.2	Notwithstanding any other provisions of this Agreement, the validity of this Article 8 shall not be affected by the termination of this Agreement.

9.	Confidentiality

The Parties acknowledge that all oral or written information exchanged by them hereunder is confidential (“Confidential Information”). Party B and Party C shall keep the Confidential Information in strictly confidential, and shall not disclose it to any third party without prior written consent of Party A, other than the information: (a) that is already known to the public (other than through unauthorized disclosure by the receiving Party); (b) that is required to be disclosed by applicable laws or the rules or regulations of any stock exchange; or (c) that is required to be disclosed by Party B or Party C to its legal or financial advisor for the transactions contemplated hereunder, provided that such legal or financial advisor should also assume the obligations of confidentiality similar to those specified in this Article. If any employee of or any entity engaged by Party B or Party C discloses the Confidential Information in violation of this Agreement, Party B or Party C shall be held liable as if such disclosure is made by Party B or Party C itself. This Article shall remain in force no matter this Agreement is invalid or terminated for any reason.

10.	Governing Law and Dispute Resolution

10.1	The execution, effectiveness, interpretation, performance, modification and termination of this Agreement and the dispute resolution hereunder shall be governed by the laws of China.

10.2

Any and all disputes arising from the interpretation and performance of this Agreement shall be first resolved by the Parties through friendly negotiation. If no agreement can be reached within thirty (30) days after any Party requests the other Parties to resolve the dispute through negotiation, any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its current arbitration rules. The arbitration shall be conducted in Beijing and the language of arbitration shall be Chinese. The arbitral award shall be final and binding upon all Parties. After the arbitral award comes into force, any Party shall have the right to apply to the courts with jurisdiction for enforcement of the arbitral award. The arbitration tribunal may decide to use Party C’s equity interests, assets or property interests to compensate Party A for its losses caused by any other Party’ breach of contract, or award compulsory relief in respect of relevant business or mandatory asset transfer, or order Party C to go bankrupt and liquidate. If necessary, the arbitration institution shall have the right to order that the Breaching Party should immediately stop the breach of contract or that the Breaching Party should not conduct any act that may lead to further expansion of the losses suffered by Party A before making a final decision on the dispute between the Parties. The courts of Mainland China, Hong Kong, the Cayman Islands or other courts with jurisdiction (including the courts of the place where Party C is registered, the courts of the place where Party C’s or Party A’s main assets are located) shall also have the right to grant or enforce the award of the arbitration tribunal, or award or enforce temporary relief for Party C’s equity interests or property interests, or make a ruling or judgment to grant temporary relief to the Party who initiated the arbitration pending the formation of the arbitration tribunal or under other appropriate circumstances, such as ruling or judgment that the Breaching Party should immediately stop the breach or ruling that the Breaching Party should not conduct any act that may lead to further expansion of the losses suffered by Party A.

10.3

In case of any dispute arising from the interpretation and performance of this Agreement or any dispute being arbitrated, the Parties shall continue to exercise their respective rights and perform their respective obligations hereunder except for the matters in dispute.

10.4

If, at any time after the date of this Agreement, any Chinese Law is promulgated or there is any change in any existing Chinese Law or change in the interpretation or application of any existing Chinese Law, (a) and if such newly promulgated or changed law is more favorable to Party A compared with the Chinese Laws in effect on the date of this Agreement (while the other Partie are not seriously affected), the Parties shall apply for to obtain the benefits caused by such change or new promulgation of laws in a timely manner and use their best efforts to obtain the approval of the application; or (b) if Party A’s economic interests hereunder are directly or indirectly adversely affected by such change or new promulgation of laws, this Agreement shall continue to be performed in accordance with its original provisions and the Parties shall use all legal means to obtain exemption from compliance with the changed or newly promulgated laws, both to the extent permitted by Chinese Laws. If the adverse effect on Party A’s economic interests cannot be resolved in accordance with the provisions of this Agreement, the Parties shall timely consult with each other to make all necessary amendments to this Agreement to maintain Party A’s economic interests hereunder.

11.	Notice

11.1

Any and all notices and other communications required or permitted to be sent hereunder shall be served to the address, fax number and e-mail address of the notified Party set forth in Annex II hereto by hand, prepaid registered mail, express service, fax or e-mail. For each notice, a copy thereof shall be sent by email for confirmation purpose. A notice shall be deemed to be validly served:

11.1.1	on the date when it is received or rejected at the designated mailing address if it is sent by hand, express service or prepaid registered mail;

11.1.2	on the date of successful transmission (as evidenced by the fax receipt generated by the fax machine) if it is sent by fax; or

11.1.3	on the date of successful sending if it is sent by email.

11.2	Any Party may change its mailing address, fax number and/or e-mail address of notice at any time by sending a notice to the other Parties in accordance with the provisions of this Article.

12.	Amendment, Modification, Supplements and Counterpart

12.1

No amendment, modification and supplement to this Agreement shall take effect unless it is made in writing and is signed or sealed by all the Parties, and relevant government registration procedures have been completed (if applicable).

12.2

Party A may, at its sole discretion, terminate this Agreement by sending a written notice to Party B and Party C at any time without incurring any liability. Party B and Party C have no right to unilaterally terminate this Agreement.

12.3

If the U.S. Securities and Exchange Commission (“SEC”), the Stock Exchange of Hong Kong Limited (“SEHK”) or other regulatory authorities propose any modification to this Agreement, or any change related to this Agreement is required by the rules or relevant requirements of the SEC and the SEHK, the Parties shall modify this Agreement accordingly.

12.4	This Agreement is made in three (3) copies, with each Party holding one (1) of them which shall have the same legal effect.

(Remainder of this page is intentionally left blank.)

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Voting Proxy Agreement to be executed on the date and at the place first above written.

Party A:

Shanghai Qiyue Information & Technology Co., Ltd. (seal)

Company seal: /s/ Shanghai Qiyue Information Technology Co., Ltd.

Signature:	/s/ LIU Jinli
Authorized Representative:	LIU Jinli

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Voting Proxy Agreement to be executed on the date and at the place first above written.

Party B:

[Name of Shareholder of VIE] (seal)

Company seal: /s/ [Name of Shareholder of VIE]

Signature:	/s/ [Name of the Authorized Representative of Shareholder of VIE]
Authorized Representative:	[Name of the Authorized Representative of Shareholder of VIE]

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Voting Proxy Agreement to be executed on the date and at the place first above written.

Party C:

[Name of VIE] (seal)

Company seal: /s/ [Name of VIE]

Signature:	/s/ [Name of the Authorized Representative of VIE]
Authorized Representative:	[Name of the Authorized Representative of VIE]

Annex IPower of Attorney

Date:

[Name of Shareholder of VIE] (the “Trustor”) is the registered holder of 100% equity of [Name of VIE] (the “Company”) (corresponding to the registered capital of RMB____________). The Trustor hereby unconditionally and irrevocably authorizes Shanghai Qiyue Information & Technology Co., Ltd. and/or its designated representative (Name: ______/______, ID card number: ______/________) (the “Trustee”) to exercise the Entrusted Rights set forth and defined in the Voting Proxy Agreement (the “Voting Proxy Agreement”) concluded by the Trustor, the Company and Shanghai Qiyue Information  & Technology Co., Ltd. on [Execution Date].

This Power of Attorney constitutes a part of the Voting Proxy Agreement. It shall take effect simultaneously with the Voting Proxy Agreement and is irrevocable. Unless Shanghai Qiyue Information & Technology Co., Ltd issues an instruction to the Trustor requesting to replace the Trustee, this Power of Attorney shall remain valid until the date of termination of the Voting Proxy Agreement.

Agreed and accepted by the Trustor:	Agreed and accepted by the Trustee:

Signature/Seal: /s/ [Name of Shareholder of VIE]	Signature/Seal: /s/ Shanghai Qiyue Information Technology Co., Ltd.

Annex IINotification Information

For the purpose of notification, the contact details of each Party is as follows:

Party A:

Shanghai Qiyue Information & Technology Co., Ltd

Tel:

Party B:

[Name of Shareholder of VIE]

Address: [Address of Shareholder of VIE]

Tel:

Party C:

[Name of VIE]

Address: [Address of VIE]

Tel:

Schedule of Material Differences

One or more persons entered into voting proxy agreement with Shanghai Qiyue Information Technology Co., Ltd. using this form. Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of VIE or Its Shareholder	Unified Social Credit Code of VIE or Its Shareholder	Address of VIE or Its Shareholder	Name of the Authorized Representative of VIE or Its Shareholder	Execution Date
1	Shanghai Qibutianxia Information Technology Co., Ltd	91110106796743693W	Floor 2, 3, 21 and 22, Yunling East Road No. 89, Putuo District, Shanghai	LIU Wei	June 1, 2022
2	Shanghai Qiyu Information & Technology Co., Ltd	91310230MAIJXJYF7E	Room 1118, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai	SUN Mengjie	June 1, 2022
3	Beijing Zhongxin Baoxin Technology Co., Ltd	911101087916221632	No. 1003-17, F/10, Building 1, Xinxin Road No. 28, Haidian District, Beijing	LIU Wei	June 1, 2022
4	Beijing Qicaitianxia Technology Co., Ltd	91110107MA008U1E3A	Room A-2684, F/2, Building 3, Yard 30, Shixing Street, Shijingshan District, Beijing	YIN Hongguang	June 1, 2022
5	Shanghai 360 Financing Guarantee Co., Ltd	91310000MA1FL6JW6P	Room 201, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai	GUO Shijun	June 1, 2022
6	Fuzhou 360 Financing Guarantee Co., Ltd	91350100MA31UJWL4W	Management Room of Longjiang Ecological Culture Park, Yinxi Street, Fuqing, Fuzhou City, Fujian Province	LIU Xiong	June 1, 2022